Exhibit 10.12(d)

December 28, 2001

[Addressee
(Senior Executive Officer)]


Re:  Voluntary Reduction in Base Salary

Dear _____________:

As you know, as a result of the events affecting our industry, we have sought voluntary pay reductions from our senior executives. By signing this agreement, you acknowledge that your base salary (also known as base pay) shall be and has been reduced from an annual rate of $______________ to $___________ (the "adjusted annual salary") commencing on October 1, 2001 and continuing until such time as the Compensation Committee of the Board of Directors determines that it is appropriate to restore levels of Compensation to the previous amounts.

During this period, the adjusted annual salary shall be utilized for calculating the amount of your paychecks and for all other purposes (including, for example, for purposes of calculating tax withholding, and for purposes of calculating any bonuses, deferred compensation, split dollar life payments, and 401K contributions), except that for purposes of calculating severance benefits, [retirement pay], or benefits upon a change of control, your benefits shall be calculated as if your base salary had not been reduced pursuant to this letter agreement. [In light of the reduction in your salary, the Compensation Committee has determined that for so long as such reduction is in effect, the Company will credit your deferred compensation account at the rate of ___________ percent (___%) of your adjusted base salary, and the Company will pay an equivalent percentage of your adjusted base salary to fund premiums on your split dollar life insurance policy.] This agreement constitutes an amendment to any severance or benefit agreement between you and the Company, including the Severance Agreement dated _____________, 2001, but except as expressly provided herein does not otherwise supercede or amend any such agreement.

The offer of the terms as described in this letter is conditioned upon your acknowledgment and acceptance of these terms by your return to the Company of a copy of this letter signed in the place indicated below.


                          ATLANTIC COAST AIRLINES HOLDINGS, INC.




     By:______________________________________



Agreed and Accepted:

Employee


__________________________


Dated:  December 28, 2001